EXHIBIT 99.1

July 22, 2008 7:00 AM ET

Former VP of DuPont Polymers and Automotive Products Joins Lightwave Logic Board

WILMINGTON, Del., July 22 /PRNewswire-FirstCall/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG) (http://lightwavelogic.com), a technology company focused on the development of electro-optic polymer materials for applications in high-speed fiber-optic telecommunications and optical computing, announced today the addition of Dr. Ross Fasick to its Board of Directors. Dr. Fasick has a broad spectrum of global business and chemistry experience that spans over thirty years.

Dr. Fasick spent the early years of his career with DuPont as a research chemist primarily working with polymers and dyes. During his thirty year tenure at DuPont, Dr. Fasick held diverse positions ranging from manufacturing and business development to making divestitures and acquisitions. He served as both President of DuPont's Brazil division and Director of worldwide paint operations. He completed his DuPont career as Senior VP of Polymers and Automotive, a division that generated multi-billion dollar annual revenues. Since his retirement, Dr. Fasick has remained an active board and committee member for private college and pre-college level institutions. Dr Fasick earned his Ph.D. in organic chemistry at the University of Delaware.

According to Hal Bennett, Lightwave's chief executive officer, "Dr. Fasick's technical experience with polymers coupled with his global marketing expertise and senior executive knowledge will be instrumental in Lightwave's commercialization objectives."

About Lightwave Logic, Inc.

Lightwave Logic, Inc. is a development stage company, moving toward prototype demonstration and commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Lightwave Logic, Inc. is a portfolio company of Universal Capital Management, Inc. (OTC Bulletin Board: UCMT). Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.